Exhibit 99.1

Contacts:

CAP Strategies, LLC	PLC Systems Inc.
Lisa Caperelli	Gregory Mann, Chief Financial Officer
215-340-1241	508-541-8800
lisa.caperelli@gmail.com	gmann@plcmed.com

PLC SYSTEMS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Edward H. Pendergast retires after 22 years of service on the board;

Kevin J. Dunn announces resignation from board;

Two new board members, Albert Kyle and Gregory W. Mann, appointed;

Mark R. Tauscher appointed Chairman; Benjamin Holmes to chair Audit Committee

MILFORD, Mass., June 12, 2013 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today announced a number of changes to its board of directors, as PLC continues its transformation into expanded sales and marketing of its lead product, RenalGuard®, internationally.  Edward H. Pendergast, who served as Chairman of the Board of Directors since October 1998 and as a director since September 1992, is retiring. Kevin J. Dunn, Managing Partner of Dunn Rush & Co., LLC, is resigning from the board.  Mr. Dunn served as a director and Chairman of the Audit Committee of PLC since September 1999.  Albert Kyle, a former Division General Manager at Hewlett Packard Medical and currently President of StatVideo, an echo image video conferencing company delivering innovative imaging tools to healthcare providers, was appointed to PLC’s board as an independent director, filling the seat made available by Mr. Dunn’s resignation, and the Company’s CFO, Gregory W. Mann, was elected as a temporary member of the Board of Directors, filling the other seat. Lastly, the Company appointed Mark R. Tauscher as Chairman of the Board of Directors and Benjamin Holmes, President of The Holmes Company, as Chair of the Audit Committee.

Mark R. Tauscher, President and CEO of PLC Systems, stated, “PLC is greatly appreciative to Mr. Pendergast and Mr. Dunn for their significant contributions in serving the Company over the years, particularly during PLC’s transition from a laser-based technology to its current focus on reducing acute kidney injury with its flagship product, RenalGuard. I am personally grateful for their dedication and insights that have enabled PLC to successfully position its RenalGuard program for success in addressing a large and critical unmet medical need.”

He continued, “At the same time, we welcome Mr. Kyle and Mr. Mann to the board, and look forward to their assistance in continuing to propel PLC forward, as we strive to make RenalGuard the standard of care in the reduction of acute kidney injury.”

Mr. Kyle is a medical device industry veteran with more than 40 years of experience. He was founding CEO of several medical device startup companies, and served as Division General Manager of Hewlett Packard’s Ultrasound Imaging Division. Subsequent to Hewlett Packer, Mr. Kyle served as a Founder and President of StatVideo, a manufacturer of specialty video conferencing systems for the healthcare industry. He holds a BSEE degree from Duke University, MBA & MPA degrees from Harvard University, and is a former Captain in the U.S. Marines and a Vietnam veteran.

Mr. Mann has served as the Company’s CFO since October 2011.  Prior to joining PLC, Mr. Mann was Business Unit CFO of the Healthcare, Insurance, Financial Transformation, and Emerging Markets business units at Virtusa Corp, a publicly traded IT services company. At Virtusa, Mr. Mann was involved in its successful IPO, and responsible for the company’s M&A activity. Prior to Virtusa, Mr. Mann held various finance and accounting roles of increasing responsibility at companies including Acusphere, InterGen Energy, and BeFree Inc.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to rapidly remove contrast dyes that are potentially toxic to patients undergoing certain cardiac and vascular imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing Contrast-Induced Acute Kidney Injury (CI-AKI). RenalGuard is being studied in a pivotal trial in the U.S., as part of the FDA approval process. For more information, visit www.plcmed.com, or connect with the Company on Facebook, Twitter, LinkedIn, YouTube and Google+.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2012, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard Therapy are trademarks of PLC Systems Inc.

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